EXHIBIT 20

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 4/27/26 to 5/8/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
4/27/2026	Sell	44,101	14.79
4/28/2026	Sell	65,067	14.66
4/29/2026	Sell	109,866	14.66
4/30/2026	Sell	123,739	14.80
5/1/2026	Sell	178,041	14.94
5/4/2026	Sell	116,376	14.87
5/5/2026	Sell	87,320	14.96
5/6/2026	Sell	184,921	15.06
5/7/2026	Sell	81,640	15.07
5/8/2026	Sell	200,000	15.12